Galen Capital Corporation
8300 Greensboro Drive, Suite 225
McLean, VA 22102

STRICTLY PRIVATE AND CONFIDENTIAL

June 11, 2009

UKARMA Corporation
Mr. Bill Glaser
Chief Executive Officer
499 N. Canon Drive, Suite 308
Beverly Hills, CA 90210

Re: Business Combination between UKARMA Corporation and Galen Capital Corporation

Dear Bill:

The purpose of this letter of intent ("LOI") is to set forth the terms and conditions pursuant to which Galen Capital Corporation ("'Galen") will effect a "going public” transaction with UKARMA Corporation (“UKARMA"). This LOI is intended to serve as a memorandum of the parties' current discussions and to set forth the general guidelines pursuant to which they will fulfill their due diligence obligations and discharge their fiduciary duties by negotiating,  in good faith, the terms and conditions of a definitive agreement (“Transaction Agreement”). Both parties acknowledge that all of the provisions of this LOI are binding. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a Transaction Agreement has been negotiated and executed between the parties hereto.

1.           The Transaction. UKARMA or a wholly owned subsidiary of UKARMA will acquire all of the outstanding shares of stock of Galen in exchange for the issuance of 95.00% of the outstanding shares of common stock of UKARMA and $275,000 cash paid at closing (the “Transaction"); provided however, that $50,000 of the $275,000 cash fee shall be wire transferred to UKARMA as a deposit within 5 business days after execution of this LOI.  The deposit shall be refunded to Galen if UKARMA cannot or will not close the Transaction in accordance with this LOI despite Galen’s willingness to do so.  UKARMA will, as of the date above of and at the Closing (defined below), be an SEC reporting company with its shares publicly-traded. At Closing, UKARMA will have no material assets or liabilities, contingent or otherwise, will be current on all tax obligations, and will have had no material changes to its business or financial condition. Upon the consummation of the Transaction and through the issuance of Common Stock, Galen’s current stockholders will, collectively, beneficially own and control 95.00% of the total issued and outstanding common stock of UKARMA, with UKARMA’s current stockholders retaining an aggregate ownership interest equal to 5% of the common stock outstanding after the close of the Transaction.  After the Transaction, there will be 35.0-40.0 million shares outstanding with current UKARMA stockholders holding up to 1.75-2.0 million and with Galen stockholders holding up to 33.25-38.0 million.

2.           Form of Transaction. Management of Galen and UKARMA will cooperate with each other and their respective counsels in structuring the transaction which may include a share exchange or merger. UKARMA will use commercially reasonable efforts to structure a transaction that satisfies Galen’s objectives.

3.           Formal Agreement. As soon as shall be reasonably practicable after acceptance of this LOI, the parties will enter into a definitive Transaction Agreement. Consistent with and subject to fiduciary duties imposed on their boards of directors. Galen and UKARMA shall use commercially reasonable efforts to cause the Transaction Agreement to be approved and ratified by their respective boards of directors.

4.           The Closing; Reincorporation. The parties contemplate that a Closing will take place as soon as practical following the execution and delivery of the Transaction Agreement. Immediately after the Transaction, the parties agree that UKARMA will change its corporate name to "Galen Capital Corporation”, Galen’s bylaws and articles of Incorporation will be the surviving governing documents.

5.           Expenses. It is understood that each party shall pay its respective legal and accounting fees and other expenses incurred in connection with this LOI, due diligence activities under paragraph 3 above and in connection with the Transaction; provided that Galen shall pay $50,000 of UKARMA’s legal expenses.  Galen shall wire $25,000 as a retainer directly to Richardson & Patel LLP, UKARMA’s counsel, within 5 days of this Agreement and shall pay Richardson & Patel LLP the remaining $25,000 at the closing of the Transaction Agreement. If either party decides to terminate or not proceed forward with a final transaction, then the party who terminates will pay to the other party a break up fee of $50,000.00 US.  UKARMA may pay this break up fee in shares of its common stock valued at $0.03 per share. The break up fee is not enforced if a material matter should arise prior to closing.

6.           Outline Only; No Contract. The parties do not intend this LOI to be a binding contract or agreement without giving effect to the conflicts of laws principles thereof. All disputes, controversies or claims ("disputes") arising out of or relating to this LOI shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the mailer in question. Should the meeting either not take place or not result in a resolution of the dispute within 20 business days following notice of the dispute to the other party then the dispute shall be resolved in a binding arbitration proceeding to be held in Los Angeles, California in accordance with the international rules of the American Arbitration Association. The parties agree that a panel of three arbitrators shall be required. Any award of the arbitrators shall be deemed confidential information for a minimum period of five years. The arbitrators may award attorneys' fees and other arbitration related expense, as well as pre- and post-judgment interest on any award of damages, to the prevailing party, discretion.

7.           Access to Information and Confidentiality. In connection with the negotiation and preparation of the Transaction Agreement, UKARMA will make available to Galen, and their respective  representatives, all books, records, documents and other information that may be reasonably be requested. Prior to the Closing, each party shall keep confidential any non-public information obtained from the other party hereto. In the event of termination of negotiations, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby and will use all reasonable efforts to keep confidential any such information, unless such information is ascertainable from public or published information or already known by the receiving party.

8.           Exclusivity.  Galen shall have sixty (60) days from the date of this LOI to negotiate and execute the Transaction Agreement. During the 60-day period,  will deal exclusively with Galen in connection with the Transaction discussed herein, and will not enter into discussions, agreements or undertakings with any other party with regard to the sale or merger, or other disposition of the stock or assets, of UKARMA. If the negotiations are terminated by either party, UKARMA will be free to deal with others.

9.           Confidentiality; Non-Disclosure.  Each party to this LOI agrees to maintain the confidentiality of all of the information received from the other party and use such information only for the purposes contemplated by this LOI; provided, however, that the parties shall be permitted to disclose the materials and information they each receive from the other to their respective advisors, representatives and agents in connection with performing duties related to the transaction contemplated in this letter.  In the event of a termination of this LOI for any reason, each party shall return to the other all documents (and any copies thereof) and information provided to it by the other party.  The obligation of confidentiality under this paragraph shall survive the termination of this LOI.

If the foregoing meets with the approval of UKARMA please execute this letter in the spaces provided below and return the same by facsimile transmission to me at your earliest convenience.

We are appreciative of the opportunity to work with you and UKARMA and look forward to a prosperous relationship.

Very truly yours,

Galen Capital Corporation

By:	/s/ William P. Danielczyk
William P. Danielczyk
Chairman

ACCEPTED AND AGREED TO:

UKARMA Corporation

By:	/s/ Bill Glaser

Name:	Bill Glaser

Its:	CEO

Date:	June 11, 2009